Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
July 21, 2016

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2016 SECOND QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — July 21, 2016 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the second quarter ended June 30, 2016.

Consolidated net income available to common stockholders for the second quarter of 2016 was $93.0 million, or $1.78 per diluted common share, compared to $79.2 million, or $1.52 per diluted common share, for the first quarter of 2016, and $86.1 million, or $1.66 per diluted common share, for the second quarter of 2015. Consolidated net income available to common stockholders for the six months ended June 30, 2016 was $172.1 million, or $3.30 per diluted common share, compared to $174.7 million, or $3.37 per diluted common share, for the comparable 2015 period. For the three and six months ended June 30, 2016, consolidated net income available to common stockholders included pre-tax net gains on sales of fixed income securities of $12.4 million and $13.8 million, respectively.

"We saw solid performance in our core business in the second quarter, with strong loan growth, stable credit quality, modest improvements in VC-related gains, and an improved outlook for loan growth," said Greg Becker, President and CEO of SVB Financial Group. "While softness in the VC markets continues to pressure our early-stage loan portfolio, we believe the impacts will be manageable and we believe we are positioned for solid growth for the second half of the year."

Highlights of our second quarter 2016 results (compared to first quarter 2016, unless otherwise noted) included:

•	Average loan balances of $18.2 billion, an increase of $1.2 billion (or 7.0 percent).

•	Average investment securities, excluding non-marketable and other securities, of $21.8 billion, a decrease of $1.6 billion (or 6.7 percent).

•
Average total client funds (consisting of both on-balance sheet deposits and off-balance sheet client investment funds) of $81.0 billion, a decrease of $0.7 billion with average on-balance sheet deposits decreasing by $1.1 billion (or 2.8 percent), offset by average off-balance sheet client investment funds increasing by $0.4 billion (or 1.0 percent).

•	Net interest income (fully taxable equivalent basis) of $283.6 million, an increase of $1.9 million (or 0.7 percent).

•	Net interest margin of 2.73 percent, an increase of 6 basis points.

•	Provision for loan losses of $36.3 million, compared to $33.3 million.

•
Gains on investment securities of $23.3 million, compared to losses of $4.7 million. Non-GAAP gains on investment securities, net of noncontrolling interests, were $21.6 million, compared to losses of $2.0 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.)

•	Gains on equity warrant assets of $5.1 million, compared to $6.6 million.

•
Noninterest income of $112.8 million, an increase of $26.6 million (or 30.9 percent). Non-GAAP core fee income decreased $2.1 million (or 2.7 percent) to $74.5 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.)

•	Noninterest expense of $200.4 million, a decrease of $3.7 million (or 1.8 percent).

Second Quarter 2016 Summary

(Dollars in millions, except share data, employees and ratios)	Three months ended					Six months ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	June 30, 2016	June 30, 2015
Income statement:
Diluted earnings per common share	$1.78	$1.52	$1.68	$1.57	$1.66	$3.30	$3.37
Net income available to common stockholders	93.0	79.2	87.5	81.7	86.1	172.1	174.7
Net interest income	283.3	281.4	269.1	254.7	243.8	564.8	482.7
Provision for loan losses	36.3	33.3	31.3	33.4	26.5	69.7	33.0
Noninterest income	112.8	86.1	114.5	108.5	126.3	198.9	249.8
Noninterest expense	200.4	204.0	208.6	184.8	194.1	404.4	384.7
Non-GAAP core fee income (1)	74.5	76.5	72.7	68.4	66.1	151.0	124.3
Non-GAAP noninterest income, net of noncontrolling interests (1)	111.2	88.8	111.8	102.1	117.7	200.0	227.1
Non-GAAP noninterest expense, net of noncontrolling interests (1)	200.1	204.1	208.4	184.6	193.9	404.2	384.1
Fully taxable equivalent:
Net interest income (2)	$283.6	$281.7	$269.4	$255.0	$244.2	$565.4	$483.5
Net interest margin	2.73%	2.67%	2.54%	2.50%	2.58%	2.70%	2.61%
Balance sheet:
Average total assets	$43,370.0	$44,190.2	$43,634.8	$42,014.2	$39,442.8	$43,780.1	$38,835.5
Average loans, net of unearned income	18,199.3	17,012.4	15,745.6	14,916.7	14,320.9	17,605.8	14,185.3
Average available-for-sale securities	13,399.3	14,692.6	15,314.8	15,035.1	13,797.7	14,046.0	13,685.1
Average held-to-maturity securities	8,382.8	8,658.7	8,220.5	7,879.0	7,639.8	8,520.8	7,605.0
Average noninterest-bearing demand deposits	30,342.4	31,219.5	30,531.1	28,791.7	26,723.3	30,781.0	25,952.7
Average interest-bearing deposits	7,817.5	8,048.6	8,373.6	8,591.3	8,232.7	7,933.1	8,459.5
Average total deposits	38,160.0	39,268.1	38,904.7	37,383.1	34,956.1	38,714.0	34,412.2
Average long-term debt	796.5	796.7	797.1	797.3	797.6	796.6	744.1
Period-end total assets	43,132.7	43,573.9	44,686.7	41,731.0	40,231.0	43,132.7	40,231.0
Period-end loans, net of unearned income	18,833.8	17,735.1	16,742.1	15,314.6	14,261.4	18,833.8	14,261.4
Period-end available-for-sale securities	13,058.6	14,327.1	16,380.7	15,307.7	14,495.8	13,058.6	14,495.8
Period-end held-to-maturity securities	8,200.4	8,548.2	8,791.0	8,306.5	7,735.9	8,200.4	7,735.9
Period-end non-marketable and other securities	664.1	668.5	674.9	650.6	645.5	664.1	645.5
Period-end noninterest-bearing demand deposits	30,287.8	30,933.3	30,867.5	28,659.0	27,734.7	30,287.8	27,734.7
Period-end interest-bearing deposits	7,308.7	7,826.5	8,275.3	8,390.5	7,892.2	7,308.7	7,892.2
Period-end total deposits	37,596.6	38,759.7	39,142.8	37,049.4	35,627.0	37,596.6	35,627.0
Off-balance sheet:
Average client investment funds	$42,883.3	$42,471.6	$43,436.2	$41,972.9	$37,869.5	$42,677.5	$35,747.3
Period-end client investment funds	43,072.4	42,273.5	43,991.7	43,566.7	40,084.5	43,072.4	40,084.5
Total unfunded credit commitments	15,502.5	15,880.2	15,614.4	16,087.3	15,808.2	15,502.5	15,808.2
Earnings ratios:
Return on average assets (annualized) (3)	0.86%	0.72%	0.80%	0.77%	0.88%	0.79%	0.91%
Return on average SVBFG stockholders’ equity (annualized) (4)	10.83	9.58	10.74	10.35	11.40	10.22	11.87
Asset quality ratios:
Allowance for loan losses as a % of total gross loans	1.29%	1.29%	1.29%	1.28%	1.34%	1.29%	1.34%
Allowance for loan losses for performing loans as a % of total gross performing loans	0.98	1.01	0.99	0.99	0.99	0.98	0.99
Gross charge-offs as a % of average total gross loans (annualized)	0.45	0.61	0.29	0.77	0.13	0.53	0.14
Net charge-offs as a % of average total gross loans (annualized)	0.43	0.49	0.28	0.75	0.05	0.46	0.08
Other ratios:
GAAP operating efficiency ratio (5)	50.58%	55.51%	54.39%	50.88%	52.45%	52.95%	52.51%
Non-GAAP operating efficiency ratio (1)	50.69	55.09	54.67	51.69	53.57	52.82	54.06
SVBFG CET 1 risk-based capital ratio	12.43	12.38	12.28	12.48	12.54	12.43	12.54
Bank CET 1 risk-based capital ratio	12.57	12.57	12.52	12.79	12.87	12.57	12.87
SVBFG total risk-based capital ratio	13.92	13.90	13.84	14.05	14.15	13.92	14.15
Bank total risk-based capital ratio	13.65	13.66	13.60	13.85	13.93	13.65	13.93
SVBFG tier 1 leverage ratio	8.08	7.69	7.63	7.67	7.95	8.08	7.95
Bank tier 1 leverage ratio	7.56	7.19	7.09	7.13	7.39	7.56	7.39
Period-end loans, net of unearned income, to deposits ratio	50.09	45.76	42.77	41.34	40.03	50.09	40.03
Average loans, net of unearned income, to average deposits ratio	47.69	43.32	40.47	39.90	40.97	45.48	41.22

Book value per common share (6)	$67.38	$65.40	$61.97	$61.66	$59.29	$67.38	$59.29
Other statistics:
Average full-time equivalent employees	2,182	2,160	2,073	2,030	1,959	2,171	1,957
Period-end full-time equivalent employees	2,188	2,170	2,089	2,054	1,964	2,188	1,964

(1)
To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of these non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

(2)
Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.3 million for the quarters ended June 30, 2016 and March 31, 2016 and $0.4 million for each of the quarters ended December 31, 2015, September 30, 2015, and June 30, 2015. The taxable equivalent adjustments were $0.6 million and $0.8 million for the six months ended June 30, 2016 and 2015, respectively.

(3)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and year-to-date average assets.

(4)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and year-to-date average SVBFG stockholders’ equity.

(5)	Ratio is calculated by dividing noninterest expense by total net interest income plus noninterest income.

(6)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.
Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $283.6 million for the second quarter of 2016, compared to $281.7 million for the first quarter of 2016 and $244.2 million for the second quarter of 2015. The following table provides a summary of changes in interest income and interest expense attributable to both volume and rate from the first quarter of 2016 to the second quarter of 2016. Changes that are not solely due to either volume or rate (principally changes in the number of days from quarter to quarter) are allocated in proportion to the percentage changes in average volume and average rate:

	Q2'16 compared to Q1'16
	Increase (decrease) due to change in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Short-term investment securities	$(284)	$(259)	$(543)
AFS / HTM fixed income investment securities	(5,880)	1,399	(4,481)
Loans	13,387	(6,042)	7,345
Increase (decrease) in interest income, net	7,223	(4,902)	2,321
Interest expense:
Deposits	(37)	110	73
Short-term borrowings	307	11	318
Long-term debt	(3)	31	28
Increase in interest expense, net	267	152	419
Increase (decrease) in net interest income	$6,956	$(5,054)	$1,902

The increase in net interest income, on a fully taxable equivalent basis, from the first quarter of 2016 to the second quarter of 2016, was attributable primarily to the following:

•
An increase in interest income from loans of $7.3 million to $205.3 million for the second quarter of 2016. The increase was reflective of a $1.2 billion increase in average loan balances, and was partially offset by a 14 basis point decrease in overall loan yields to 4.54 percent. Our gross loan yields decreased eight basis points, due primarily to the growth in our lower yielding private equity/venture capital loan portfolio. Loan fee yields decreased six basis points reflective primarily of lower income from early payoffs during the second quarter.

•
A decrease in interest income from our fixed income investment securities in our available-for-sale ("AFS") and held-to-maturity ("HTM") portfolios of $4.5 million to $87.5 million for the second quarter of 2016. The decrease was driven primarily by the $1.6 billion decrease in average investment securities from the sale of $1.0 billion of U.S. Treasury securities and $0.7 billion of portfolio cash flows from paydowns and maturities. Our overall yields from investment securities increased three basis points to 1.62 percent, driven primarily from sales of lower yielding U.S. Treasury securities and a decrease in premium amortization expense.

Net interest margin, on a fully taxable equivalent basis, was 2.73 percent for the second quarter of 2016, compared to 2.67 percent for the first quarter of 2016 and 2.58 percent for the second quarter of 2015. Our net interest margin increased due to a shift in the mix of our interest earning assets towards our loan portfolio. Average loans represented 44 percent of interest earning assets for the second quarter of 2016 compared to 40 percent for the first quarter of 2016. The shift was a result of using our cash and fixed income investment portfolio to fund loan growth during the quarter.

For the second quarter of 2016, 86.5 percent, or $16.1 billion, of our average gross loans were variable-rate loans that adjust at prescribed measurement dates upon a change in prime-lending rates or other variable-rate indices. This compares to 85.7 percent, or $14.9 billion, for the first quarter of 2016, and 83.6 percent, or $12.1 billion, for the second quarter of 2015.

Investment Securities

Our investment securities portfolio consists of: (i) an AFS portfolio and a HTM portfolio, both of which represent primarily interest-earning fixed income investment securities and are managed to earn an appropriate portfolio yield over the long-term while maintaining sufficient liquidity and credit diversification as well as addressing our asset/liability management objectives; and (ii) a non-marketable and other securities portfolio, which represents primarily investments managed as part of our funds management business. Our total period-end fixed income investment securities portfolio decreased $1.6 billion, or 7.1 percent, to $21.3 billion at June 30, 2016. During the quarter, to support loan growth and the liquidity needs of Silicon Valley Bank (the "Bank"), we sold approximately $1.0 billion of our U.S. Treasury securities in our AFS portfolio. The duration of our fixed income investment securities portfolio was 2.4 years and 2.6 years for June 30, 2016 and March 31, 2016, respectively. Non-marketable and other securities decreased $4.4 million to $664.1 million ($542.3 million net of noncontrolling interests) at June 30, 2016.

Available-for-Sale Securities

Average AFS securities were $13.4 billion for the second quarter of 2016, compared to $14.7 billion for the first quarter of 2016, a decrease of $1.3 billion. Average AFS securities were $13.8 billion for the second quarter of 2015. Period-end AFS securities were $13.1 billion at June 30, 2016, $14.3 billion at March 31, 2016 and $14.5 billion at June 30, 2015. The decrease in period-end AFS securities balances from the first quarter of 2016 to the second quarter of 2016 was due primarily to the $1.0 billion sale of U.S. Treasury securities as noted above. Additionally, the portfolio decreased due to paydowns and maturities of $296 million. A decrease in market interest rates at period-end increased the fair value of our AFS securities portfolio by $41 million. The $41 million increase in fair value is reflected as a $24 million (net of tax) increase in accumulated other comprehensive income. The duration of our AFS securities portfolio was 2.2 years and 2.4 years for June 30, 2016 and March 31, 2016, respectively.

Held-to-Maturity Securities

Average HTM securities were $8.4 billion for the second quarter of 2016, compared to $8.7 billion for the first quarter of 2016, reflecting a decrease of $0.3 billion. Average HTM securities were $7.6 billion for the second quarter of 2015. Period-end HTM securities were $8.2 billion at June 30, 2016, $8.5 billion at March 31, 2016 and $7.7 billion at June 30, 2015. For the three months ended June 30, 2016, we purchased $49 million in agency backed mortgage securities, which were offset by paydowns and maturities of $391 million. The duration of our HTM securities portfolio was 2.6 years and 2.8 years at June 30, 2016 and March 31, 2016, respectively.

Non-Marketable and Other Securities

Our non-marketable and other securities portfolio represents primarily investments in venture capital and private equity funds, China Joint Venture, debt funds and private and public portfolio companies.
Non-marketable and other securities decreased $4.4 million to $664.1 million ($542.3 million net of noncontrolling interests) at June 30, 2016, compared to $668.5 million ($545.3 million net of noncontrolling interests) at March 31, 2016 and $645.5 million ($517.0 million net of noncontrolling interests) at June 30, 2015. The $4.4 million decrease was due primarily to distributions received from our venture capital fund investments and venture debt investments. Reconciliations of our non-GAAP non-marketable and other securities, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures."

Loans

Average loans (net of unearned income) increased by $1.2 billion to $18.2 billion for the second quarter of 2016, compared to $17.0 billion for the first quarter of 2016 and $14.3 billion for the second quarter of 2015. Period-end loans (net of unearned income) increased by $1.1 billion to $18.8 billion at June 30, 2016, compared to $17.7 billion at March 31, 2016 and $14.3 billion at June 30, 2015. Period-end and average loan growth came primarily from our private equity/venture capital loan portfolio as well as from our Private Bank portfolio.

Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million increased by $0.8 billion, attributable primarily to our private equity/venture capital portfolio, and totaled $8.4 billion, $7.6 billion and $5.2 billion at June 30, 2016, March 31, 2016 and June 30, 2015, respectively, which represents 44.2 percent, 42.7 percent and 36.3 percent of total gross loans, respectively. Further details are provided under the section “Loan Concentrations."

Credit Quality

The following table provides a summary of our allowance for loan losses:

	Three months ended			Six months ended
(Dollars in thousands, except ratios)	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Allowance for loan losses, beginning balance	$230,249	$217,613	$167,875	$217,613	$165,359
Provision for loan losses	36,333	33,341	26,513	69,674	32,965
Gross loan charge-offs	(20,676)	(26,174)	(4,734)	(46,850)	(10,221)
Loan recoveries	1,261	4,813	2,939	6,074	4,627
Foreign currency translation adjustments (1)	(2,444)	656	51	(1,788)	(86)
Allowance for loan losses, ending balance	$244,723	$230,249	$192,644	$244,723	$192,644
Provision for loan losses as a percentage of period-end total gross loans (annualized)	0.77%	0.75%	0.74%	0.74%	0.46%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.45	0.61	0.13	0.53	0.14
Net loan charge-offs as a percentage of average total gross loans (annualized)	0.43	0.50	0.05	0.46	0.08
Allowance for loan losses as a percentage of period-end total gross loans	1.29	1.29	1.34	1.29	1.34
Period-end total gross loans	$18,949,902	$17,846,081	$14,370,930	$18,949,902	$14,370,930
Average total gross loans	18,310,189	17,123,718	14,427,039	17,716,954	14,289,662
Allowance for loan losses for nonaccrual loans	59,856	50,353	50,865	59,856	50,865
Nonaccrual loans	124,319	113,945	100,802	124,319	100,802

(1)
Reflects foreign currency translation adjustments within the allowance for loan losses. Prior period amounts were previously reported with loan recoveries and have been revised to conform to current period presentation.

Our allowance for loan losses was $244.7 million as of June 30, 2016, an increase of $14.5 million from the first quarter. As a percentage of total gross loans our allowance for loan losses was 1.29 percent at June 30, 2016 and March 31, 2016. Our allowance for loan losses for performing loans as a percentage of total gross performing loans decreased three basis points to 0.98 percent at June 30, 2016.

The $14.5 million increase in the allowance for loan losses compared to the first quarter of 2016 was primarily reflective of the $1.1 billion growth in period-end loan balances and increases in specific reserves for nonaccrual loans. These increases were offset by a decrease in the reserves for our performing loans, which reflects the continuing shift in the mix of the loan portfolio to our private equity/venture capital loan portfolio.

Our provision for loan losses was $36.3 million for the second quarter of 2016, which reflects $15.4 million in reserves for new nonaccrual loans, $13.0 million for charge-offs that did not previously have a specific reserve and $10.7 million for loan growth, offset by a decrease in the reserves for performing loans.

The $15.4 million of reserves on new nonaccrual loans was primarily attributable to a sponsored buyout loan in our life science/healthcare loan portfolio. The increase in reserves for new nonaccrual loans was offset primarily by charge-offs of previously reserved nonaccrual loans.

Gross loan charge-offs were $20.7 million for the second quarter of 2016 and included $13.7 million from our early-stage loan portfolio and $5.2 million from a late-stage client loan. These charge-offs were primarily from our software and internet loan portfolio.

Nonaccrual loans were $124.3 million at June 30, 2016, compared to $113.9 million at March 31, 2016. Our nonaccrual loan balance increased $10.4 million as a result of $33.5 million in new nonaccrual loans, partially offset by $16.8 million in repayments and $5.5 million in charge-offs. New nonaccrual loans of $33.5 million included $22.9 million from a sponsored buyout client in our life science/healthcare loan portfolio and $6.9 million related to two clients, one early-stage and one mid-stage, in our software and internet loan portfolio.

Client Funds

Our total client funds consist of both on-balance sheet deposits and off-balance sheet client investment funds. Average total client funds were $81.0 billion for the second quarter of 2016, compared to $81.7 billion for the first quarter of 2016 and $72.8 billion for the second quarter of 2015. Period-end total client funds were $80.7 billion at June 30, 2016, compared to $81.0 billion at March 31, 2016 and $75.7 billion at June 30, 2015.

Deposits

Average deposits were $38.2 billion for the second quarter of 2016, compared to $39.3 billion for the first quarter of 2016 and $35.0 billion for the second quarter of 2015. Period-end deposits were $37.6 billion at June 30, 2016, compared to $38.8 billion at March 31, 2016 and $35.6 billion at June 30, 2015. The decrease in average and period-end deposits from the first quarter of 2016 to the second quarter of 2016 was primarily due to lower deposits by our Growth and Corporate Finance clients driven by the continued slowdown of the fundraising environment and M&A activity as well as utilization of higher yielding off-balance sheet client investment funds by early-stage clients.

Off-Balance Sheet Client Investment Funds

Average off-balance sheet client investment funds were $42.9 billion for the second quarter of 2016, compared to $42.5 billion for the first quarter of 2016 and $37.9 billion for the second quarter of 2015. Period-end client investment funds were $43.1 billion at June 30, 2016, compared to $42.3 billion at March 31, 2016 and $40.1 billion at June 30, 2015. The increase in average and period-end off-balance sheet client investment funds from the first quarter of 2016 to the second quarter of 2016 was attributable primarily to new and existing early stage clients' utilization of our higher-yielding off-balance sheet products managed by third-party sweep money market funds, offset by lower investment fund balances by our Growth and Corporate Finance clients.

Short-term Borrowings

At June 30, 2016, we had $500 million outstanding from our available line of credit with the Federal Home Loan Bank ("FHLB") in order to support loan growth and the liquidity needs of the Bank.

Noninterest Income

Noninterest income was $112.8 million for the second quarter of 2016, compared to $86.1 million for the first quarter of 2016 and $126.3 million for the second quarter of 2015. Non-GAAP noninterest income, net of noncontrolling interests was $111.2 million for the second quarter of 2016, compared to $88.8 million for the first quarter of 2016 and $117.7 million for the second quarter of 2015. (See reconciliations of non-GAAP measures used under the section "Use of Non-GAAP Financial Measures".)

The increase of $26.7 million ($22.4 million net of noncontrolling interests) in noninterest income from the first quarter of 2016 to the second quarter of 2016 was driven primarily by gains on our investment securities. Items impacting the change in noninterest income from the first quarter of 2016 to the second quarter of 2016 were as follows:

•
Gains on investment securities of $23.3 million for the second quarter of 2016, compared to losses of $4.7 million for the first quarter of 2016. Net of noncontrolling interests, non-GAAP net gains on investment securities were $21.6 million for the second quarter of 2016 compared to net losses of $2.0 million for the first quarter of 2016. The non-GAAP net gains, net of noncontrolling interests, of $21.6 million for the second quarter of 2016 were driven primarily by the following:

◦
Net gains of $12.3 million from our available-for-sale securities portfolio primarily reflective of $12.4 million of net gains on the sale of approximately $1.0 billion in U.S. Treasury securities previously noted,

◦	Gains of $7.9 million from our strategic and other investments, driven primarily by distribution gains from our strategic venture capital fund investments, and

◦	Gains of $1.7 million from our managed funds of funds, related primarily to net unrealized valuation increases.
As of June 30, 2016, we directly or indirectly (through 5 of our consolidated managed investment funds) held investments in 305 venture capital funds, 86 companies and 4 debt funds.
The following tables provide a summary of non-GAAP net gains (losses) on investment securities, net of noncontrolling interests, for the three months ended June 30, 2016 and March 31, 2016, respectively:

	Three months ended June 30, 2016
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
GAAP gains (losses) on investment securities, net	$3,380	$(167)	$(220)	$12,340	$7,937	$23,270
Less: income (losses) attributable to noncontrolling interests, including carried interest	1,640	(18)	—	—	—	1,622
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$1,740	$(149)	$(220)	$12,340	$7,937	$21,648

	Three months ended March 31, 2016
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
GAAP (losses) gains on investment securities, net	$(6,481)	$(634)	$855	$(817)	$2,393	$(4,684)
Less: losses attributable to noncontrolling interests, including carried interest	(2,587)	(129)	—	—	—	(2,716)
Non-GAAP net (losses) gains on investment securities, net of noncontrolling interests	$(3,894)	$(505)	$855	$(817)	$2,393	$(1,968)

•
Net gains on derivative instruments were $8.8 million for the second quarter of 2016, compared to losses of $1.7 million for the first quarter of 2016. The following table provides a summary of our net gains on derivative instruments:

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net gains on equity warrant assets	$5,089	$6,605	$23,616	$11,694	$43,894
Gains (losses) on foreign exchange forward contracts, net:
Gains (losses) on client foreign exchange forward contracts, net	68	(5,654)	787	(5,586)	280
Gains (losses) on internal foreign exchange forward contracts, net (1)	3,923	(2,208)	(8,174)	1,715	11,844
Total gains (losses) on foreign exchange forward contracts, net	3,991	(7,862)	(7,387)	(3,871)	12,124
Net (losses) gains on other derivatives (2)	(282)	(438)	88	(720)	28
Total gains (losses) on derivative instruments, net	$8,798	$(1,695)	$16,317	$7,103	$56,046

(1)
Represents the change in fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure related to certain foreign currency denominated instruments. The change in fair value of our foreign exchange forward contracts is offset by the revaluation of foreign currency denominated instruments which are included in the line item "Other" within noninterest income.

(2)	Represents primarily the change in fair value of our client interest rate derivatives and our interest rate swaps.

◦	Net gains of $8.8 million on derivative instruments for the second quarter of 2016 were attributable primarily to the following:

•	Net gains on equity warrant assets of $5.1 million, reflective of the following:

◦
Net gains of $7.3 million from changes in warrant valuations in the second quarter of 2016 compared to net gains of $0.4 million for the first quarter of 2016, primarily reflective of IPO and M&A activity in the portfolio.

◦
Net losses of $1.5 million from exercises of equity warrant assets during the quarter, compared to net gains of $6.8 million for the first quarter of 2016. The net losses were primarily from warrant conversions for certain private positions at lower valuations than the prior estimated warrant value.

At June 30, 2016, we held warrants in 1,697 companies with a total value of $129.8 million. Warrants in 19 companies had values greater than $1.0 million and represented 32 percent of the fair value of the total warrant portfolio at June 30, 2016. The gains from our equity warrants that are from changes in warrant valuations are currently unrealized, and the extent to which such gains (or losses) will become realized is subject to a variety of factors, including among other things, performance of the underlying portfolio companies, investor demand for IPOs, fluctuations in the underlying valuation of these companies, levels of M&A activity, and legal and contractual restrictions on our ability to sell the underlying securities.

•
Net gains of $3.9 million on internal foreign exchange forward contracts used to economically reduce our foreign exchange exposure to foreign currency denominated instruments for the second quarter of 2016, compared to net losses of $2.2 million for the first quarter of 2016. The net gains of $3.9 million were driven by the strengthening of the U.S. dollar against various foreign currencies, primarily against the Euro and Swedish Krona, during the second quarter of 2016 and were offset by net losses of $4.3 million from the revaluation of foreign currency denominated instruments that are included in the line item "Other" within noninterest income.

Non-GAAP core fee income (foreign exchange fees, credit card fees, deposit service charges, lending related fees, letters of credit fees and client investment fees) decreased $2.0 million to $74.5 million for the second quarter of 2016, compared to $76.5 million for the first quarter of 2016 and $66.1 million for the second quarter of 2015. Reconciliations of our non-GAAP noninterest income, non-GAAP core fee income and non-GAAP net gains on investment securities are provided under the section “Use of Non-GAAP Financial Measures.”
The following table provides a summary of our non-GAAP core fee income:

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Non-GAAP core fee income:
Foreign exchange fees	$24,088	$26,966	$22,364	$51,054	$40,042
Credit card fees	15,424	15,507	14,215	30,931	26,305
Deposit service charges	13,114	12,672	11,301	25,786	22,037
Client investment fees	8,012	7,995	5,264	16,007	9,746
Lending related fees	7,802	7,813	8,163	15,615	16,185
Letters of credit and standby letters of credit fees	6,014	5,589	4,772	11,603	9,974
Total Non-GAAP core fee income	$74,454	$76,542	$66,079	$150,996	$124,289

The decrease in non-GAAP core fee income from the first quarter of 2016 to the second quarter of 2016 was primarily a result of a decrease in foreign exchange fees, partially offset by an increase in deposit service charges and letters of credit and standby letters of credit fees. Foreign exchange fees were higher in the first quarter of 2016 due to the one-time reclassification of $2.9 million from noninterest income gains on derivative instruments to foreign exchange fee income.

Noninterest Expense

Noninterest expense was $200.4 million for the second quarter of 2016, compared to $204.0 million for the first quarter of 2016 and $194.1 million for the second quarter of 2015. The decrease of $3.6 million in noninterest expense was due primarily to a $6.7 million decrease in compensation and benefits expense and a $2.9 million decrease in business development and travel expenses. Business development and travel expenses decreased during the second quarter of 2016 due to the first quarter of 2016 including expenses from our annual first quarter conferences. These decreases were offset by a $6.5 million increase in professional services expense, primarily reflective of a $3.6 million increase in consulting expenses for regulatory compliance initiatives and changes in timing of certain projects during the first quarter of 2016.

The following table provides a summary of our compensation and benefits expense:

	Three months ended			Six months ended
(Dollars in thousands, except employees)	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Compensation and benefits:
Salaries and wages	$60,353	$59,386	$51,648	$119,739	$103,073
Incentive compensation plans	22,644	24,966	37,234	47,610	63,610
Employee stock ownership plan ("ESOP")	(365)	1,662	2,635	1,297	4,802
Other employee incentives and benefits (1)	32,948	36,248	33,398	69,196	69,200
Total compensation and benefits	$115,580	$122,262	$124,915	$237,842	$240,685
Period-end full-time equivalent employees	2,188	2,170	1,964	2,188	1,964
Average full-time equivalent employees	2,182	2,160	1,959	2,171	1,957

(1)
Other employee benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant and retention plans, agency fees and other employee-related expenses.

The $6.7 million decrease in total compensation and benefits expense consists primarily of the following:

•
A decrease of $4.3 million in expense related to incentive compensation plans and ESOP, which reflects our updated internal performance estimates for 2016 compared to our first quarter full year performance estimates,

•
A decrease of $3.3 million in total other employee benefits attributable primarily to the increase in first quarter seasonal expense items related to additional 401(k) matching expense and employer payroll taxes as a result of the 2015 annual incentive compensation plan payments, and

•	An increase of $1.0 million in salaries and wages primarily due to an increase in the number of average full-time equivalent employees ("FTE") by 22 to 2,182 FTEs for the second quarter of 2016.
Non-GAAP noninterest expense, net of noncontrolling interests was $200.1 million for the second quarter of 2016, compared to $204.1 million for the first quarter of 2016 and $193.9 million for the second quarter of 2015. Reconciliations of our non-GAAP noninterest expense, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures.”

Income Tax Expense

Our effective tax rate was 41.2 percent for the second quarter of 2016, compared to 40.4 percent for the first quarter of 2016 and 39.0 percent for the second quarter of 2015. The increase in our effective tax rate for the second quarter of 2016 was due primarily to an increase in our tax liability related to prior year tax returns that were open to examination as well as a decrease in the recognition of tax benefits from net operating loss carryforwards related to a previously disposed business line.
Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests.

Noncontrolling Interests

Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors in our consolidated subsidiaries, other than us, are reflected under “Net (Income) Loss Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net (income) loss attributable to noncontrolling interests:

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net interest income (1)	$(55)	$(3)	$(2)	$(58)	$(4)
Noninterest (income) loss (1)	(1,176)	3,753	(7,382)	2,577	(21,435)
Noninterest expense (1)	258	(91)	242	167	534
Carried interest allocation (2)	(443)	(1,082)	(1,174)	(1,525)	(1,285)
Net (income) loss attributable to noncontrolling interests	$(1,416)	$2,577	$(8,316)	$1,161	$(22,190)

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.

(2)	Represents the preferred allocation of income (or change in income) earned by us as the general partner of certain consolidated funds.
Net income attributable to noncontrolling interests was $1.4 million for the second quarter of 2016, compared to a net loss of $2.6 million for the first quarter of 2016 and net income of $8.3 million for the second quarter of 2015. Net income attributable to noncontrolling interests of $1.4 million for the second quarter of 2016 was primarily a result of $1.6 million of net gains on investment securities (including carried interests). The net gains of $1.6 million were primarily from our managed funds of funds portfolio due to net unrealized valuation increases.
SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $125 million to $3.5 billion at June 30, 2016, due to net income of $93 million, additional paid-in capital of $17 million attributable primarily to amortization of share-based compensation and $15 million from an increase in accumulated other comprehensive income. Accumulated other comprehensive income increased $15 million due to a $41 million increase in the fair value of our AFS securities portfolio ($24 million, net of tax) from decreased market interest rates at period-end partially offset by a $7 million, net of tax, reclassification adjustment for gains on the sale of AFS securities included in net income.

Capital Ratios

SVB Financial’s risk-based capital ratios (CET 1, tier 1 and total risk-based capital) increased as of June 30, 2016, compared to the same ratios as of March 31, 2016. The increases were a result of the proportionally higher increase in our capital compared to the increases in risk-weighted assets during the second quarter of 2016. Increased capital was reflective primarily of quarterly earnings. The growth in risk-weighted assets was primarily from loan growth, partially offset by a decrease in unfunded commitments. The Bank's CET 1, tier 1 and total risk-based capital ratios were the same as of June 30, 2016 compared to March 31, 2016. SVBFG's and the Bank's tier 1 leverage ratios increased 39 basis points and 37 basis points, respectively, as of June 30, 2016, compared to March 31, 2016. The higher tier 1 leverage ratios were reflective of the increase in tier 1 capital from net income and the decrease in average assets resulting from the decrease in both cash and fixed income investment securities, offset by loan growth, during the second quarter of 2016.

All of our reported capital ratios remain above the levels considered to be “well capitalized” under applicable banking regulations. See the "SVB Financial and Bank Capital Ratios" section, at the end of this release, for all capital ratios.

Outlook for the Year Ending December 31, 2016

Our outlook for the year ending December 31, 2016 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. Except for the items noted below, we do not provide our outlook for certain items (such as gains or losses from warrants and investment securities) where the timing or financial impact are uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items. The outlook and the underlying assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, which are discussed below under the section “Forward-Looking Statements.”

For the full year ending December 31, 2016, compared to our full year 2015 results, we currently expect the following outlook: (Note that the outlook below includes the expected impact of the December 16, 2015 increase of the target federal funds rate by the Federal Reserve of 25 basis points, but no other interest rate changes during 2016.)

	Current full year 2016 outlook compared to 2015 results (as of July 21, 2016)	Change in outlook compared to outlook reported as of April 21, 2016
Average loan balances	Increase at a percentage rate in the mid-twenties	Outlook increased from a percentage rate in the low twenties
Average deposit balances	Increase at a percentage rate in the mid-single digits	Outlook decreased from a percentage rate in the low double digits
Net interest income (1)	Increase at a percentage rate in the mid-teens	No change from previous outlook
Net interest margin (1)	Between 2.60% and 2.80%	Outlook increased from a percentage rate between 2.50% and 2.70%
Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Comparable to 2015 levels	No change from previous outlook
Net loan charge-offs	Between 0.30% and 0.50% of average total gross loans	No change from previous outlook
Nonperforming loans as a percentage of total gross loans	Between 0.60% and 1.00% of total gross loans	No change from previous outlook
Core fee income (foreign exchange fees, deposit service charges, credit card fees, lending related fees, client investment fees and letters of credit fees) (2)	Increase at a percentage rate in the low twenties	Outlook decreased from a percentage rate in the mid-twenties
Noninterest expense (excluding expenses related to noncontrolling interests) (3) (4)	Increase at a percentage rate in the high single digits	No change from previous outlook

(1)
Our outlook for net interest income and net interest margin is based primarily on management's current forecast of average deposit and loan balances and deployment of surplus cash into investment securities. Such forecasts are subject to change, and actual results may differ, based on market conditions, actual prepayment rates and other factors described under the section "Forward-Looking Statements" below.

(2)
Core fee income is a non-GAAP measure, which represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP core fee income to GAAP noninterest income for fiscal 2016 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.

(3)
Noninterest expense (excluding expenses related to noncontrolling interests) is a non-GAAP measure, which represents noninterest expense, but excludes expenses attributable to noncontrolling interests. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP noninterest expense (excluding expenses related to noncontrolling interests) to GAAP noninterest expense for fiscal 2016 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.

(4)
Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our internal performance targets.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In addition, forward-looking statements generally can be identified by the use of such words as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,”

“believe,” “estimate,” “seek,” “expect,” “plan,” “intend,” the negative of such words or comparable terminology. In this release, including our CEO's statement and in the section “Outlook for the Year Ending December 31, 2016” above, we make forward-looking statements discussing management’s expectations about, among other things, economic conditions; opportunities in the market; the outlook on our clients' performance; our financial, credit, and business performance, including potential investment gains; loan growth, loan mix and loan yields; expense levels; and financial results (and the components of such results) for certain quarters in, and for the full year 2016.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others:

•
deterioration, weaker than expected improvement, or other changes in the state of the economy or the markets in which we conduct business or are served by us (including the levels of IPOs and M&A activities);

•	changes in the volume and credit quality of our loans;

•	the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios;

•	changes in our deposit levels;

•	changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets;

•	variations from our expectations as to factors impacting our cost structure;

•
changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity;

•	accounting changes, as required by GAAP; and

•	regulatory or legal changes or their impact on us, including the impact of the Volcker Rule.

For additional information about these and other factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including under the caption "Risk Factors" in our most recent Annual Report filed on Form 10-K. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On July 21, 2016, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended June 30, 2016. The conference call can be accessed by dialing (888) 771-4371 or (847) 585-4405, and entering the passcode “42944284.” A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 5:30 p.m. (Pacific Time) on Thursday, July 21, 2016, through 9:59 p.m. (Pacific Time) on Sunday, August 21, 2016, and may be accessed by dialing (888) 843-7419 or (630) 652-3042 and entering the passcode “42944284#.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, July 21, 2016.

About SVB Financial Group

For more than 30 years, SVB Financial Group (NASDAQ: SIVB) and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group’s businesses, including Silicon Valley Bank, offer commercial and private banking, asset management, private wealth management, brokerage and investment services, funds management and business valuation services to companies in the technology, life science and healthcare, private equity and venture capital, and premium wine industries. Headquartered in Santa Clara, California, SVB Financial Group operates in centers of innovation around the world. Learn more at svb.com.

SVB Financial Group is the holding company for all business units and groups ©2016 SVB Financial Group. All rights reserved. Member Federal Reserve System. SVB, SVB Financial Group, Silicon Valley Bank and the chevron device are registered trademarks.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended			Six months ended
(Dollars in thousands, except share data)	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Interest income:
Loans	$205,287	$197,942	$167,252	$403,229	$332,753
Investment securities:
Taxable	86,603	91,050	84,613	177,653	165,887
Non-taxable	575	596	741	1,171	1,513
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	1,527	2,070	1,320	3,597	2,589
Total interest income	293,992	291,658	253,926	585,650	502,742
Interest expense:
Deposits	1,261	1,188	1,182	2,449	3,125
Borrowings	9,395	9,049	8,973	18,444	16,921
Total interest expense	10,656	10,237	10,155	20,893	20,046
Net interest income	283,336	281,421	243,771	564,757	482,696
Provision for loan losses	36,333	33,341	26,513	69,674	32,965
Net interest income after provision for loan losses	247,003	248,080	217,258	495,083	449,731
Noninterest income:
Gains (losses) on investment securities, net	23,270	(4,684)	24,975	18,586	58,238
Gains (losses) on derivative instruments, net	8,798	(1,695)	16,317	7,103	56,046
Foreign exchange fees	24,088	26,966	22,364	51,054	40,042
Credit card fees	15,424	15,507	14,215	30,931	26,305
Deposit service charges	13,114	12,672	11,301	25,786	22,037
Client investment fees	8,012	7,995	5,264	16,007	9,746
Lending related fees	7,802	7,813	8,163	15,615	16,185
Letters of credit and standby letters of credit fees	6,014	5,589	4,772	11,603	9,974
Other	6,254	15,971	18,916	22,225	11,238
Total noninterest income	112,776	86,134	126,287	198,910	249,811
Noninterest expense:
Compensation and benefits	115,580	122,262	124,915	237,842	240,685
Professional services	25,516	19,000	18,950	44,516	37,697
Premises and equipment	16,586	14,984	11,787	31,570	24,444
Business development and travel	9,327	12,246	9,764	21,573	20,876
Net occupancy	9,359	10,035	8,149	19,394	15,462
FDIC and state assessments	6,892	6,927	5,962	13,819	11,751
Correspondent bank fees	2,713	3,652	3,337	6,365	6,705
Provision for (reduction of) unfunded credit commitments	413	134	(3,061)	547	(798)
Other	13,966	14,793	14,309	28,759	27,831
Total noninterest expense	200,352	204,033	194,112	404,385	384,653
Income before income tax expense	159,427	130,181	149,433	289,608	314,889
Income tax expense	65,047	53,584	54,974	118,631	118,040
Net income before noncontrolling interests	94,380	76,597	94,459	170,977	196,849
Net (income) loss attributable to noncontrolling interests	(1,416)	2,577	(8,316)	1,161	(22,190)
Net income available to common stockholders	$92,964	$79,174	$86,143	$172,138	$174,659
Earnings per common share—basic	$1.79	$1.53	$1.68	$3.33	$3.42
Earnings per common share—diluted	1.78	1.52	1.66	3.30	3.37
Weighted average common shares outstanding—basic	51,830,823	51,645,843	51,268,197	51,738,583	51,139,154
Weighted average common shares outstanding—diluted	52,187,201	52,085,387	51,875,715	52,130,423	51,788,344

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and share data)	June 30, 2016	March 31, 2016	June 30, 2015
Assets:
Cash and cash equivalents	$1,854,457	$1,868,512	$2,625,550
Available-for-sale securities, at fair value (cost $12,853,624, $14,150,695, and $14,414,219, respectively)	13,058,617	14,327,079	14,495,759
Held-to-maturity securities, at cost (fair value $8,322,048, $8,630,952, and $7,730,811, respectively)	8,200,443	8,548,238	7,735,891
Non-marketable and other securities	664,054	668,497	645,506
Investment securities	21,923,114	23,543,814	22,877,156
Loans, net of unearned income	18,833,778	17,735,147	14,261,430
Allowance for loan losses	(244,723)	(230,249)	(192,644)
Net loans	18,589,055	17,504,898	14,068,786
Premises and equipment, net of accumulated depreciation and amortization	110,485	108,570	88,284
Accrued interest receivable and other assets	655,543	548,108	571,231
Total assets	$43,132,654	$43,573,902	$40,231,007
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$30,287,849	$30,933,256	$27,734,720
Interest-bearing deposits	7,308,718	7,826,465	7,892,245
Total deposits	37,596,567	38,759,721	35,626,965
Short-term borrowings	503,219	—	2,537
Other liabilities	602,746	506,571	614,690
Long-term debt	796,329	796,570	797,343
Total liabilities	39,498,861	40,062,862	37,041,535
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 52,025,673 shares, 51,701,312 shares, and 51,461,496 shares outstanding, respectively	52	52	51
Additional paid-in capital	1,209,821	1,192,782	1,162,508
Retained earnings	2,165,784	2,072,820	1,824,626
Accumulated other comprehensive income	129,921	115,390	63,917
Total SVBFG stockholders’ equity	3,505,578	3,381,044	3,051,102
Noncontrolling interests	128,215	129,996	138,370
Total equity	3,633,793	3,511,040	3,189,472
Total liabilities and total equity	$43,132,654	$43,573,902	$40,231,007

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	June 30, 2016			March 31, 2016			June 30, 2015
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$1,796,679	$1,527	0.34%	$2,130,958	$2,070	0.39%	$2,128,460	$1,320	0.25%
Investment securities: (2)
Available-for-sale securities:
Taxable	13,399,323	46,108	1.38	14,692,632	50,083	1.37	13,797,718	46,698	1.36
Held-to-maturity securities:
Taxable	8,321,790	40,495	1.96	8,595,081	40,967	1.92	7,558,646	37,915	2.01
Non-taxable (3)	61,045	884	5.82	63,603	918	5.81	81,144	1,141	5.64
Total loans, net of unearned income (4) (5)	18,199,259	205,287	4.54	17,012,435	197,942	4.68	14,320,875	167,252	4.68
Total interest-earning assets	41,778,096	294,301	2.83	42,494,709	291,980	2.76	37,886,843	254,326	2.69
Cash and due from banks	259,054			402,433			316,577
Allowance for loan losses	(239,727)			(225,344)			(180,130)
Other assets (6)	1,572,607			1,518,392			1,419,533
Total assets	$43,370,030			$44,190,190			$39,442,823
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$309,733	$60	0.08%	$313,460	$61	0.08%	$230,891	$49	0.09%
Money market deposits	5,975,948	1,035	0.07	6,097,575	946	0.06	6,034,187	908	0.06
Money market deposits in foreign offices	128,565	15	0.05	132,171	15	0.05	188,399	18	0.04
Time deposits	59,485	16	0.11	67,466	23	0.14	93,387	38	0.16
Sweep deposits in foreign offices	1,343,803	135	0.04	1,437,953	143	0.04	1,685,870	169	0.04
Total interest-bearing deposits	7,817,534	1,261	0.06	8,048,625	1,188	0.06	8,232,734	1,182	0.06
Short-term borrowings	302,527	360	0.48	44,752	42	0.38	26,345	13	0.20
3.50% Senior Notes	346,771	3,140	3.64	346,693	3,140	3.64	346,479	3,137	3.63
5.375% Senior Notes	347,204	4,845	5.61	347,063	4,842	5.61	346,654	4,837	5.60
Junior Subordinated Debentures	54,610	832	6.13	54,654	831	6.12	54,787	833	6.10
6.05% Subordinated Notes	47,866	218	1.83	48,295	194	1.62	49,651	153	1.24
Total interest-bearing liabilities	8,916,512	10,656	0.48	8,890,082	10,237	0.46	9,056,650	10,155	0.45
Portion of noninterest-bearing funding sources	32,861,584			33,604,627			28,830,193
Total funding sources	41,778,096	10,656	0.10	42,494,709	10,237	0.10	37,886,843	10,155	0.11
Noninterest-bearing funding sources:
Demand deposits	30,342,425			31,219,504			26,723,333
Other liabilities	528,274			624,796			490,847
SVBFG stockholders’ equity	3,451,702			3,322,362			3,031,699
Noncontrolling interests	131,117			133,446			140,294
Portion used to fund interest-earning assets	(32,861,584)			(33,604,627)			(28,830,193)
Total liabilities and total equity	$43,370,030			$44,190,190			$39,442,823
Net interest income and margin		$283,645	2.73%		$281,743	2.67%		$244,171	2.58%
Total deposits	$38,159,959			$39,268,129			$34,956,067
Average SVBFG stockholders’ equity as a percentage of average assets			7.96%			7.52%			7.69%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(309)			(322)			(400)
Net interest income, as reported		$283,336			$281,421			$243,771

(1)
Includes average interest-earning deposits in other financial institutions of $633 million, $566 million and $445 million; and $1.1 billion, $1.5 billion and $1.6 billion deposited at the Federal Reserve Bank, earning interest at the Fed Funds target rate, for the quarters ended June 30, 2016, March 31, 2016 and June 30, 2015, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $24.2 million, $25.5 million and $23.7 million for the quarters ended June 30, 2016, March 31, 2016 and June 30, 2015, respectively.

(6)
Average investment securities of $824 million, $781 million and $776 million for the quarters ended June 30, 2016, March 31, 2016 and June 30, 2015, respectively, were classified as other assets as they are noninterest-earning assets. These investments consist primarily of non-marketable and other securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Six months ended
	June 30, 2016			June 30, 2015
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$1,963,818	$3,597	0.37%	$1,815,912	$2,589	0.29%
Investment securities: (2)
Available-for-sale securities:
Taxable	14,045,978	96,191	1.38	13,685,091	90,707	1.34
Held-to-maturity securities:
Taxable	8,458,435	81,462	1.94	7,522,605	75,180	2.02
Non-taxable (3)	62,324	1,802	5.81	82,361	2,329	5.70
Total loans, net of unearned income (4) (5)	17,605,847	403,229	4.61	14,185,333	332,753	4.73
Total interest-earning assets	42,136,402	586,281	2.80	37,291,302	503,558	2.72
Cash and due from banks	330,744			278,453
Allowance for loan losses	(232,535)			(175,700)
Other assets (6)	1,545,499			1,441,401
Total assets	$43,780,110			$38,835,456
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$311,596	$121	0.08%	$229,718	$172	0.15%
Money market deposits	6,036,761	1,981	0.07	5,995,766	2,441	0.08
Money market deposits in foreign offices	130,368	30	0.05	197,898	38	0.04
Time deposits	63,476	39	0.12	102,154	98	0.19
Sweep deposits in foreign offices	1,390,878	278	0.04	1,933,967	376	0.04
Total interest-bearing deposits	7,933,079	2,449	0.06	8,459,503	3,125	0.07
Short-term borrowings	173,640	402	0.47	34,934	25	0.14
3.50% Senior Notes	346,732	6,280	3.64	292,868	5,263	3.62
5.375% Senior Notes	347,134	9,687	5.61	346,589	9,672	5.63
Junior Subordinated Debentures	54,632	1,663	6.12	54,808	1,665	6.14
6.05% Subordinated Notes	48,080	412	1.72	49,832	296	1.20
Total interest-bearing liabilities	8,903,297	20,893	0.47	9,238,534	20,046	0.44
Portion of noninterest-bearing funding sources	33,233,105			28,052,768
Total funding sources	42,136,402	20,893	0.10	37,291,302	20,046	0.11
Noninterest-bearing funding sources:
Demand deposits	30,780,965			25,952,670
Other liabilities	576,535			531,067
SVBFG stockholders’ equity	3,387,031			2,966,378
Noncontrolling interests	132,282			146,807
Portion used to fund interest-earning assets	(33,233,105)			(28,052,768)
Total liabilities and total equity	$43,780,110			$38,835,456
Net interest income and margin		$565,388	2.70%		$483,512	2.61%
Total deposits	$38,714,044			$34,412,173
Average SVBFG stockholders’ equity as a percentage of average assets			7.74%			7.64%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(631)			(816)
Net interest income, as reported		$564,757			$482,696

(1)
Includes average interest-earning deposits in other financial institutions of $600 million and $477 million for the six months ended June 30, 2016 and 2015, respectively. The balance also includes $1.3 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate for both the six months ended June 30, 2016 and 2015.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $49.7 million and $46.7 million for the six months ended June 30, 2016 and 2015, respectively.

(6)
Average investment securities of $0.8 billion and $1.2 billion for the six months ended June 30, 2016 and 2015, respectively, were classified as other assets as they are noninterest-earning assets. These investments consisted primarily of non-marketable and other securities.

Gains on Equity Warrant Assets

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Equity warrant assets (1):
(Losses) gains on exercises, net	$(1,487)	$6,849	$14,584	$5,585	$24,190
Cancellations and expirations	(769)	(616)	(114)	(1,385)	(406)
Changes in fair value, net	7,345	372	9,146	7,494	20,110
Total net gains on equity warrant assets (2)	$5,089	$6,605	$23,616	$11,694	$43,894

(1)
At June 30, 2016, we held warrants in 1,697 companies, compared to 1,670 companies at March 31, 2016 and 1,587 companies at June 30, 2015. The total value of our warrant portfolio was $130 million at June 30, 2016 compared to $131 million at March 31, 2016, and $123 million at June 30, 2015. Warrants in 19 companies had values greater than $1.0 million and represented 32 percent of the fair value of the total warrant portfolio at June 30, 2016.

(2)	Net gains on equity warrant assets are included in the line item “Gains on derivative instruments, net” as part of noninterest income.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Six months ended
(Shares in thousands)	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Weighted average common shares outstanding—basic	51,831	51,646	51,268	51,739	51,139
Effect of dilutive securities:
Stock options and employee stock purchase plan	238	264	410	246	420
Restricted stock units	118	175	198	145	229
Total effect of dilutive securities	356	439	608	391	649
Weighted average common shares outstanding—diluted	52,187	52,085	51,876	52,130	51,788
SVB Financial and Bank Capital Ratios

	June 30, 2016	March 31, 2016	June 30, 2015
SVB Financial Group:
CET 1 risk-based capital ratio	12.43%	12.38%	12.54%
Tier 1 risk-based capital ratio	12.89	12.86	13.15
Total risk-based capital ratio	13.92	13.90	14.15
Tier 1 leverage ratio	8.08	7.69	7.95
Tangible common equity to tangible assets ratio (1)	8.13	7.76	7.58
Tangible common equity to risk-weighted assets ratio (1)	12.91	12.82	12.81
Silicon Valley Bank:
CET 1 risk-based capital ratio	12.57%	12.57%	12.87%
Tier 1 risk-based capital ratio	12.57	12.57	12.87
Total risk-based capital ratio	13.65	13.66	13.93
Tier 1 leverage ratio	7.56	7.19	7.39
Tangible common equity to tangible assets ratio (1)	7.90	7.55	7.40
Tangible common equity to risk-weighted assets ratio (1)	13.07	13.03	13.16

(1)	These are non-GAAP measures. A reconciliation of non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentrations

(Dollars in thousands, except ratios and client data)	June 30, 2016	March 31, 2016	June 30, 2015
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million
Commercial loans:
Software and internet	$1,967,503	$1,939,785	$1,643,110
Hardware	442,000	414,191	524,983
Private equity/venture capital	4,901,534	4,271,726	2,093,557
Life science/healthcare	620,409	613,634	585,608
Premium wine (1)	41,149	17,957	30,182
Other	165,087	140,729	97,920
Total commercial loans	8,137,682	7,398,022	4,975,360
Real estate secured loans:
Premium wine (1)	106,683	90,162	96,935
Consumer (2)	—	—	—
Other	21,533	21,733	22,333
Total real estate secured loans	128,216	111,895	119,268
Consumer loans (2)	105,717	107,610	115,000
Total loans individually equal to or greater than $20 million	$8,371,615	$7,617,527	$5,209,628
Loans (individually or in the aggregate) to any single client, less than $20 million
Commercial loans:
Software and internet	$3,603,450	$3,555,087	$3,382,966
Hardware	689,574	650,554	533,453
Private equity/venture capital	2,228,229	2,074,363	1,930,275
Life science/healthcare	1,173,471	1,127,132	903,447
Premium wine	151,420	167,319	162,561
Other	216,056	219,514	158,485
Total commercial loans	8,062,200	7,793,969	7,071,187
Real estate secured loans:
Premium wine	531,856	564,197	535,691
Consumer	1,747,144	1,652,344	1,340,106
Other	23,138	23,200	11,250
Total real estate secured loans	2,302,138	2,239,741	1,887,047
Construction loans	80,044	74,205	91,436
Consumer loans	133,905	120,639	111,632
Total loans individually less than $20 million	$10,578,287	$10,228,554	$9,161,302
Total gross loans	$18,949,902	$17,846,081	$14,370,930
Loans individually equal to or greater than $20 million as a percentage of total gross loans	44.2%	42.7%	36.3%
Total clients with loans individually equal to or greater than $20 million	228	207	155
Loans individually equal to or greater than $20 million on nonaccrual status	$81,890	$60,954	$63,310

(1)	Premium wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.

(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

Credit Quality

(Dollars in thousands, except ratios)	June 30, 2016	March 31, 2016	June 30, 2015
Gross nonaccrual, past due, and restructured loans:
Nonaccrual loans	$124,319	$113,945	$100,802
Loans past due 90 days or more still accruing interest	412	27	47
Total nonperforming loans	124,731	113,972	100,849
OREO and other foreclosed assets	—	—	—
Total nonperforming assets	$124,731	$113,972	$100,849
Nonperforming loans as a percentage of total gross loans	0.66%	0.64%	0.70%
Nonperforming assets as a percentage of total assets	0.29	0.26	0.25
Allowance for loan losses	$244,723	$230,249	$192,644
As a percentage of total gross loans	1.29%	1.29%	1.34%
As a percentage of total gross nonperforming loans	196.20	202.02	191.02
Allowance for loan losses for nonaccrual loans	$59,856	$50,353	$50,865
As a percentage of total gross loans	0.32%	0.28%	0.35%
As a percentage of total gross nonperforming loans	47.99	44.18	50.44
Allowance for loan losses for total gross performing loans	$184,867	$179,896	$141,779
As a percentage of total gross loans	0.98%	1.01%	0.99%
As a percentage of total gross performing loans	0.98	1.01	0.99
Total gross loans	$18,949,902	$17,846,081	$14,370,930
Total gross performing loans	18,825,171	17,732,109	14,270,081
Reserve for unfunded credit commitments (1)	34,889	34,541	35,617
As a percentage of total unfunded credit commitments	0.23%	0.22%	0.23%
Total unfunded credit commitments (2)	$15,502,488	$15,880,198	$15,808,209

(1)	The “reserve for unfunded credit commitments” is included as a component of “other liabilities.”

(2)	Includes unfunded loan commitments and letters of credit.

Average Off-Balance Sheet Client Investment Funds(1)

	Three months ended			Six months ended
(Dollars in millions)	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Client directed investment assets	$7,248	$7,318	$7,847	$7,283	$7,432
Client investment assets under management (2)	21,222	21,731	19,261	21,477	18,486
Sweep money market funds	14,413	13,423	10,761	13,918	9,829
Total average client investment funds	$42,883	$42,472	$37,869	$42,678	$35,747

Period-end Off-Balance Sheet Client Investment Funds(1)

	Period-end balances at
(Dollars in millions)	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Client directed investment assets	$7,117	$7,512	$7,527	$8,487	$8,047
Client investment assets under management (2)	20,508	21,431	22,454	21,823	20,394
Sweep money market funds	15,447	13,331	14,011	13,257	11,643
Total period-end client investment funds	$43,072	$42,274	$43,992	$43,567	$40,084

(1)	Off-Balance sheet client investment funds are maintained at third-party financial institutions.

(2)	These funds represent investments in third-party money market mutual funds and fixed income securities managed by SVB Asset Management.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP core fee income, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable and other securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:

•
Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of certain SVB Capital funds. We adopted ASU 2015-02, Amendments to the Consolidation Analysis, related to our consolidated variable interest entities effective January 1, 2015. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders/certain financial line items include only the portion of income or loss related to our ownership interest.

In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from their calculations that are otherwise required under GAAP, including:

•
Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of our capital levels. Risk-based capital guidelines require minimum level of capital as a percentage of risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet items to broad risk categories. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles, if any.

•
Non-GAAP operating efficiency ratio — This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense by total revenue, after adjusting both amounts by income (losses) and expense attributable to noncontrolling interests, adjustments to net interest income for a taxable equivalent basis and the losses noted above for applicable periods.

•
Non-GAAP core fee income — This measure represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include gains (losses) on investment securities, net, gains (losses) on derivative instruments, net, and other noninterest income items.

	Three months ended					Six months ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	June 30, 2016	June 30, 2015
GAAP noninterest income	$112,776	$86,134	$114,506	$108,477	$126,287	$198,910	$249,811
Less: income (losses) attributable to noncontrolling interests, including carried interest	1,619	(2,671)	2,673	6,343	8,556	(1,052)	22,720
Non-GAAP noninterest income, net of noncontrolling interests	$111,157	$88,805	$111,833	$102,134	$117,731	$199,962	$227,091

	Three months ended					Six months ended
Non-GAAP core fee income (Dollars in thousands)	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	June 30, 2016	June 30, 2015
GAAP noninterest income	$112,776	$86,134	$114,506	$108,477	$126,287	$198,910	$249,811
Less: gains (losses) on investment securities, net	23,270	(4,684)	12,439	18,768	24,975	18,586	58,238
Less: gains (losses) on derivative instruments, net	8,798	(1,695)	17,515	10,244	16,317	7,103	56,046
Less: other noninterest income	6,254	15,971	11,847	11,077	18,916	22,225	11,238
Non-GAAP core fee income	$74,454	$76,542	$72,705	$68,388	$66,079	$150,996	$124,289

	Three months ended					Six months ended
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests (Dollars in thousands)	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	June 30, 2016	June 30, 2015
GAAP net gains (losses) on investment securities	$23,270	$(4,684)	$12,439	$18,768	$24,975	$18,586	$58,238
Less: income (losses) attributable to noncontrolling interests, including carried interest	1,622	(2,716)	2,803	6,102	9,036	(1,094)	23,207
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$21,648	$(1,968)	$9,636	$12,666	$15,939	$19,680	$35,031

	Three months ended					Six months ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (Dollars in thousands, except ratios)	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	June 30, 2016	June 30, 2015
GAAP noninterest expense	$200,352	$204,033	$208,608	$184,755	$194,112	$404,385	$384,653
Less: expense attributable to noncontrolling interests	258	(91)	178	116	242	167	534
Non-GAAP noninterest expense, net of noncontrolling interests	$200,094	$204,124	$208,430	$184,639	$193,870	$404,218	$384,119
GAAP net interest income	$283,336	$281,421	$269,069	$254,660	$243,771	$564,757	$482,696
Adjustments for taxable equivalent basis	309	322	368	380	400	631	816
Non-GAAP taxable equivalent net interest income	$283,645	$281,743	$269,437	$255,040	$244,171	$565,388	$483,512
Less: net interest income attributable to noncontrolling interests	55	3	2	2	2	58	4
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	$283,590	$281,740	$269,435	$255,038	$244,169	$565,330	$483,508
GAAP noninterest income	$112,776	$86,134	$114,506	$108,477	$126,287	$198,910	$249,811
Non-GAAP noninterest income, net of noncontrolling interests	111,157	88,805	111,833	102,134	117,731	199,962	227,091
GAAP total revenue	$396,112	$367,555	$383,575	$363,137	$370,058	$763,667	$732,507
Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$394,747	$370,545	$381,268	$357,172	$361,900	$765,292	$710,599
GAAP operating efficiency ratio	50.58%	55.51%	54.39%	50.88%	52.45%	52.95%	52.51%
Non-GAAP, net of noncontrolling interests operating efficiency ratio	50.69	55.09	54.67	51.69	53.57	52.82	54.06

Non-GAAP non-marketable and other securities, net of noncontrolling interests (Dollars in thousands)	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
GAAP non-marketable and other securities	$664,054	$668,497	$674,946	$650,555	$645,506
Less: amounts attributable to noncontrolling interests	121,803	123,158	126,389	129,417	128,539
Non-GAAP non-marketable and other securities, net of noncontrolling interests	$542,251	$545,339	$548,557	$521,138	$516,967

SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
GAAP SVBFG stockholders’ equity	$3,505,578	$3,381,044	$3,198,134	$3,174,899	$3,051,102
Tangible common equity	$3,505,578	$3,381,044	$3,198,134	$3,174,899	$3,051,102
GAAP total assets	$43,132,654	$43,573,902	$44,686,703	$41,730,982	$40,231,007
Tangible assets	$43,132,654	$43,573,902	$44,686,703	$41,730,982	$40,231,007
Risk-weighted assets	$27,145,857	$26,382,154	$25,919,594	$24,666,658	$23,815,512
Tangible common equity to tangible assets	8.13%	7.76%	7.16%	7.61%	7.58%
Tangible common equity to risk-weighted assets	12.91	12.82	12.34	12.87	12.81

Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Tangible common equity	$3,359,097	$3,246,536	$3,059,045	$3,048,933	$2,930,554
Tangible assets	$42,522,293	$42,990,146	$44,045,967	$41,073,120	$39,612,481
Risk-weighted assets	$25,691,978	$24,922,140	$24,301,043	$23,072,656	$22,277,020
Tangible common equity to tangible assets	7.90%	7.55%	6.95%	7.42%	7.40%
Tangible common equity to risk-weighted assets	13.07	13.03	12.59	13.21	13.16